Exhibit 24.1

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Lixin Zheng, and his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ Lixin Zheng,	Director, Chief Executive Officer (Principal Executive Officer) and	April 16, 2024
	Lixin Zheng	Chief Financial Officer (Principal Financial Officer),

By:	/s/ Mitchell D. Cariaga,	Director,	April 16, 2024
Mitchell D. Cariaga

By:	/s/ Lauren Simmons,	Director,	April 16, 2024
Lauren Simmons

By:	/s/ John W. O’Donnell,	Director,	April 16, 2024
John W. O’Donnell